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                                                              EXHIBIT 10(iii)(d)


                           MANAGEMENT ACHIEVEMENT PLAN

                     PLAN TEXT AND ADMINISTRATIVE GUIDELINES


                          ADOPTED BY BOARD OF DIRECTORS

                                NOVEMBER 28, 1983



                          AS AMENDED FEBRUARY 26, 2001
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                            ARMSTRONG HOLDINGS, INC.
                            ------------------------

                        ARMSTRONG WORLD INDUSTRIES, INC.
                        --------------------------------

                 MANAGEMENT ACHIEVEMENT PLAN FOR KEY EXECUTIVES
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                                   (PLAN TEXT)
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1.   Purpose
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     The Armstrong World Industries, Inc. (the "Company") Management Achievement
     Plan (the "Plan") is designed to promote the financial success of the Company by recognizing the significant contributions key employees can make to the achievement of Company goals. Armstrong Holdings, Inc. ("AHI") also adopted this Plan effective May 1, 2000. The Plan's objectives are to motivate key Company and subsidiary employees to produce outstanding results by providing the opportunity to earn financial rewards in relation to the attainment of corporate, business unit and individual goals.

     The Plan is based on the concept that the Company establishes for each participant at the beginning of the year a target incentive award based on the achievement of specific corporate, business unit and individual goals. When the year is over, the results actually achieved will be evaluated against these goals to determine the amount, if any, of compensation that may be paid to individuals participating in the Plan.

2.   Administration
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     The Plan shall be administered by the Management Development and
     Compensation Committee (the "Committee") of the Board of Directors of AHI with the advice and counsel of its Chief Executive Officer. Designated subsidiary companies may adopt this Plan. Subject to compliance with the requirements of Section 162(m) of the Internal Revenue Code for deductibility of awards, the Board may amend or terminate the Plan from time to time so long as the amendment or termination does not adversely affect any rights or obligations with respect to awards for the then-current year or any prior year which has not yet been paid.
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3.   Eligibility
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     The intent of the Plan is to extend participation only to those key employees whose duties and responsibilities give them the opportunity to make a continuing material and substantial impact on the achievement of organization goals. Each of the Chief Executive Officer of AHI and the President of the Company may annually determine the non-officer participants and recommend officer participants to the Committee.

4.   Incentive Awards
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     A) At the beginning of each year, the Chief Executive Officer shall present to the Committee criteria for evaluating performance against corporate and business unit goals for the purposes of determining the level of incentive awards which may be paid for the year based upon actual results for the year.


     B) At the same time, the Chief Executive Officer shall recommend to the Committee a target award expressed as a percentage of salary for each participant.


     C) As soon as practical following the close of each year, the Chief Executive Officer shall evaluate the levels of corporate and business unit achievement and individual performance. Based on these factors, the Chief Executive Officer shall recommend to the Committee the percentage of the target award to be paid to each participant. Following the receipt of the recommendations from the Chief Executive Officer, the Committee shall determine the amount to be paid to participants.

     D) The performance measures approved by the shareholders for determining awards under the Plan are: cash flow, earnings, operating income, return on shareholders' equity, sales and economic value added (EVA).


     E) The incentive award determined in accordance with the provisions of Paragraphs A through D of this Section 4 shall be reduced for such year as follows for Plan participants who are eligible to participate in the Bonus Replacement Retirement Plan of Armstrong World Industries, Inc.:
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     (1)  If a Plan participant's grade level is 18 or 19 as of January 1 of the calendar year for which the incentive award is determined, the incentive award otherwise payable shall be reduced by the lesser of
          (i) 50% of the amount determined under Paragraphs A through D, (ii) $7,500 or (iii) the authorized contribution to the Bonus Replacement Retirement Plan.

     (2) If a Plan participant's grade level is 20 or 21 as of January 1 of the calendar year for which the incentive award is determined, the incentive award otherwise payable shall be reduced by the lesser of
          (i) 50% of the amount determined under Paragraphs A through D, (ii) $15,000 or (iii) the authorized contribution to the Bonus Replacement Retirement Plan.

     (3) If a Plan participant's grade level is 22 or higher as of January 1 of the calendar year for which the incentive award is determined, the incentive award otherwise payable shall be reduced by the lesser of
          (i) 50% of the amount determined under Paragraphs A through D, (ii) $20,000 or (iii) the authorized contribution to the Bonus Replacement Retirement Plan.
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5.   Time of Payment
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     Awards under this Plan shall be paid as soon as practicable after the yearly financial results have been determined.

6.   Miscellaneous Provisions
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     A) Condition of Award - Plan participants who retire, become disabled,
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        die or are involuntarily terminated for reasons other than cause on or after the last workday of March may be eligible for awards on a prorated basis. Employees who voluntarily terminate employment at any time from the beginning of the year until the award for that year is paid are not eligible for an award unless otherwise approved by the Committee.

     B) No Assignment or Transfer - Awards are payable only to the participant,
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        except in the case of death or legal incapacity at the time of payment, the award may be paid to his heirs, estate or legal guardian. No awards under the Plan or any rights or interests therein shall be assignable or transferable by a participant.

     C) No Rights to Awards - No employee or other person shall have any claim
        -------------------
        or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries.

     D) Withholding Taxes - The Company shall have the right to deduct from all
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        awards hereunder paid all taxes required by law to be withheld with respect to such awards.

     E) Funding of Plan - The Company shall not be required to establish any
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        special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

7.   Effective Date of the Plan
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     The effective date of the Plan shall be November 28, 1983.